Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No.333-149285 on Form F-4 of our reports dated February 27, 2008, relating to the financial statements of Quintana Maritime Limited and the effectiveness of Quintana Maritime Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quintana Maritime Limited for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte

Deloitte

Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

March 7, 2008